Exhibit 99.1

FOR IMMEDIATE RELEASE

At the Company	At CCG Investor Relations
Contact: Jim Klingler, CFO	Contact: Sean Collins, Partner
Phone: (818) 734-8600	Phone: (310) 477-9800

NORTH AMERICAN SCIENTIFIC REPORTS SECOND QUARTER RESULTS

•                  Revenues total $9.1 million versus $3.5 million for year ago quarter

•                  Revenues increase 12% versus first quarter of 2005

Chatsworth, CA – June 8, 2005 — North American Scientific, Inc. (Nasdaq: NASI) today announced financial results for its second fiscal quarter and six months ended April 30, 2005.

Second Quarter

For the second quarter of fiscal 2005, the Company reported revenues of approximately $9.1 million, an increase of $5.6 million, or 163%, from revenues of $3.5 million for the second quarter of 2004, and an increase of $0.9 million, or 12%, from the first quarter of fiscal 2005.  Management attributed the increase in revenues versus last year primarily to the acquisition of NOMOS Corporation (“NOMOS”), which was completed on May 4, 2004.  Revenues by operating segment in the second quarter of 2005 included $6.1 million of IMRT/IGRT products and services, and $3.0 million from Radiation Sources (brachytherapy and other radioisotope-based products), which decreased 12% versus the corresponding period last year due to reduced unit volume.

The net loss for the second quarter of 2005 was $3.9 million, or $0.24 per share, compared to a net loss for the second quarter of 2004 of $3.9 million, or $0.38 per share. The loss in the second quarter of 2004 included losses from the now-discontinued Theseus operations which totaled $2.6 million, or $0.25 per share.

The net loss from continuing operations for the second quarter of 2005 was $3.9 million, or $0.24 per share, compared to a net loss from continuing operations for the second quarter of 2004 of $1.3 million, or $0.13 per share.  The $2.6 million increase in the net loss from continuing operations was due to a $2.9 million loss relating to the IMRT/IGRT operations acquired in the May 2004 NOMOS acquisition, partially offset by a $0.3 million improvement in the loss in Radiation Sources.

Six Months

For the first six months of fiscal 2005, the Company reported revenues of approximately $17.3 million, an increase of $10.5 million, or 153%,  from revenues of $6.8 million for the first six months of 2004.  Management attributed the increase in revenues primarily to the acquisition of NOMOS, which was completed on May 4, 2004.  Revenues by operating segment in the first six months of 2005 included $11.4 million of IMRT/IGRT products and services, and $5.9 million from Radiation Sources

(brachytherapy and other radioisotope-based products), which decreased 14% versus the corresponding period last year due to reduced unit volume.

The net loss for the first six months of 2005 was $7.6 million, or $0.47 per share, compared to a net loss for the first six months of 2004 of $7.8 million, or $0.76 per share. The decrease in the net loss was primarily due to the fact that the loss in the first six months of 2004 included losses from the now-discontinued Theseus operations which totaled $4.1 million, or $0.40 per share.

The net loss from continuing operations for the first six months of 2005 was $7.6 million, or $0.47 per share, compared to a net loss from continuing operations for the first six months of 2004 of $3.7 million, or $0.36 per share.  The $3.9 million increase in the net loss from continuing operations was due to a $5.5 million loss relating to the IMRT/IGRT operations which were acquired in the May 2004 NOMOS acquisition, partially offset by a $1.6 million improvement in the loss in Radiation Sources.

At April 30, 2005, the Company’s cash and marketable securities totaled $6.4 million, a decrease of $8.6 million from $15.0 million at the end of fiscal year 2004.

L. Michael Cutrer, President and CEO, commented, “The market for our products is highly competitive and we were pleased to see sequential quarterly growth in our second quarter.  We are confident that we are in a position to grow our revenue base with planned new product introductions later this fiscal year   We continue to focus our efforts on sales growth and profitability, and have made significant organizational changes which we feel will strengthen our financial position and allow us to continue to grow our business.”

Notice to Investors

A live webcast to discuss North American Scientific’s second quarter 2005 financial results will be available over the Internet through the Company’s Web site at www.nasmedical.com in the Investor Center beginning at 10:00 a.m. PDT on June 8, 2005.  For those who cannot listen to the live webcast, a replay of the call will be available at the same site shortly after the call.

Event archives are normally available one to two hours after the event ends.  For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software.

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer.  Its innovative products provide physicians with a set of tools for the treatment of various types of cancers. They include radioisotope-based brachytherapy seeds, used primarily in the treatment of prostate cancer, marketed under the trade name Prospera®,, Intensity Modulated Radiation Therapy (IMRT), and Image Guided Radiation Therapy (IGRT).  IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue.  The Company’s principal IMRT products are marketed under the trade names PEACOCK® and CORVUS®.  The Company’s IGRT product, BAT®, provides fast and accurate targeting and localization of a treatment volume on a daily basis.  Over 500 hospitals and research sites worldwide are equipped with the Company’s clinically proven

PEACOCK®, CORVUS® (our proprietary treatment planning software), BAT® and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, uncertainties relating to drug discovery and clinical development processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive products and pricing, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Balance Sheets

	April,	October 31,
	2005	2004
	(Unaudited)

Assets

Current Assets
Cash and cash equivalents	$268,000	$2,334,000
Marketable securities	6,134,000	10,046,000
Accounts receivable	7,228,000	7,132,000
Inventories	4,086,000	4,871,000
Prepaid expenses and other current assets	1,312,000	1,061,000

Total current assets	19,028,000	25,444,000
Non-current marketable securities	—	2,600,000
Equipment and leasehold improvements	3,871,000	4,127,000
Goodwill	18,732,000	18,732,000
Intangible assets	28,354,000	29,504,000
Other assets	121,000	132,000

Total assets	$70,106,000	$80,539,000

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$1,284,000	$2,061,000
Accrued expenses	5,513,000	6,808,000
Deferred revenue	5,295,000	6,293,000

Total liabilities	12,092,000	15,162,000

Commitments and contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	167,000	163,000
Additional paid-in capital	120,431,000	120,220,000
Treasury stock, at cost	(129,000)	(129,000)
Accumulated deficit	(62,455,000)	(54,877,000)

Total stockholders’ equity	58,014,000	65,377,000

Total liabilities and stockholders’ equity	$70,106,000	$80,539,000

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Statements of Operations
(Unaudited)

	Three months ended April 30,		Six months ended April 30,
	2005	2004	2005	2004

Total Revenue	9,141,000	3,482,000	17,305,000	6,845,000

Cost of revenue	5,483,000	1,933,000	10,718,000	3,838,000

Gross profit	3,658,000	1,549,000	6,587,000	3,007,000

Operating expenses
Selling and marketing expenses	2,164,000	853,000	4,303,000	1,632,000
General and administrative expenses	3,278,000	2,005,000	5,580,000	5,119,000
Research and development	1,624,000	155,000	3,256,000	321,000
Amortization of intangible assets	575,000	11,000	1,150,000	22,000

Total operating expenses	7,641,000	3,024,000	14,289,000	7,094,000

Loss from operations	(3,983,000)	(1,475,000)	(7,702,000)	(4,087,000)
Interest and other income	55,000	164,000	124,000	375,000

Loss before provision for income taxes	(3,928,000)	(1,311,000)	(7,578,000)	(3,712,000)
Provision for income taxes	—	—	—	—

Loss from continuing operations	(3,928,000)	(1,311,000)	(7,578,000)	(3,712,000)
Loss from discontinued operation	—	(2,599,000)	—	(4,128,000)

Net loss	$(3,928,000)	$(3,910,000)	$(7,578,000)	$(7,840,000)

Basic and diluted loss per share:
Continuing operations	(0.24)	(0.13)	(0.47)	(0.36)
Discontinued operation	—	(0.25)	—	(0.40)

Net loss per share	(0.24)	(0.38)	(0.47)	(0.76)

Weighted average number of shares outstanding	16,231,436	10,338,011	16,287,595	10,343,740

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